Exhibit 3.8

CERTIFICATE OF ELIMINATION

WITH RESPECT TO

SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

OF

CAMERON INTERNATIONAL CORPORATION

PURSUANT TO SECTION 151(g)

In accordance with Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), Cameron International Corporation, a Delaware corporation (the “Company”), does hereby certify:

FIRST:  That the following resolutions with respect to the proposed elimination of the Company’s Series B Junior Participating Preferred Stock, par value $0.01,  were duly adopted by the Board of Directors of the Company:

RESOLVED, that on and after August 31, 2009, no shares of the Company’s Series B Junior Participating Preferred Stock,  par value $0.01, will be outstanding and no shares of the Series B Preferred Junior Participating Stock will be issued pursuant to the Certificate of Designation, and that all matters set forth in the Certificate of Designation with respect to the Series B Preferred Junior Participating Stock be eliminated from the Company’s Amended and Restated Certificate of Incorporation; and

FURTHER RESOLVED, that the Designated Officers be, and each (acting alone) hereby is, authorized, empowered and directed to execute and file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the DGCL setting forth these resolutions in order to eliminate from the Company’s Amended and Restated Certificate of Incorporation, as amended, all reference to the Series B Junior Participating Preferred Stock.

SECOND:  None of the authorized shares of the Series B Junior Participating Preferred Stock are outstanding and none will be issued.

THIRD:  In accordance with the provisions of Section 151(g) of the DGCL, the Amended and Restated Certificate of Incorporation is hereby amended to eliminate all reference to the Series B Junior Participating Preferred Stock.

IN WITNESS WHEREOF, Cameron International Corporation has caused this Certificate to be signed by its Senior Vice President and General Counsel this 20th day of August, 2009.

By:	/s/ William C. Lemmer
Name:	William C. Lemmer
Title:	Senior Vice President and General Counsel